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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT  [  ]

FILED BY A PARTY OTHER THAN THE REGISTRANT  [X]

CHECK THE APPROPRIATE BOX:

[ ]   PRELIMINARY PROXY STATEMENT
[ ]   DEFINITIVE PROXY STATEMENT            [ ]  CONFIDENTIAL, FOR USE OF THE
[ ]   DEFINITIVE ADDITIONAL MATERIALS            COMMISSION ONLY (AS PERMITTED)
[X]   SOLICITING MATERIAL PURSUANT TO            BY RULE 14A-6(E)(2)
      RULE 14A-12


                                    ICO, INC.
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                           TRAVIS STREET PARTNERS, LLC
--------------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)



PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]  NO FEE REQUIRED.

[ ] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(I)(4) AND 0-11.

      (1)   TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:
            NOT APPLICABLE

      --------------------------------------------------------------------------
      (2) AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES: NOT APPLICABLE.

      --------------------------------------------------------------------------
      (3)   PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION
            COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE
            AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW
            IT WAS DETERMINED): NOT APPLICABLE.

      --------------------------------------------------------------------------

      (4)   PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:  NOT APPLICABLE.

      --------------------------------------------------------------------------
      (5)   TOTAL FEE PAID:  NOT APPLICABLE.

      --------------------------------------------------------------------------

[ ]  FEE PAID PREVIOUSLY WITH PRELIMINARY MATERIALS:

[ ] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE 0-11(A)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

      (1)       AMOUNT PREVIOUSLY PAID:  NOT APPLICABLE.

      --------------------------------------------------------------------------
      (2)       FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:  NOT APPLICABLE.

      --------------------------------------------------------------------------
      (3)       FILING PARTY:  NOT APPLICABLE.

      --------------------------------------------------------------------------
      (4)       DATE FILED:  NOT APPLICABLE.

      --------------------------------------------------------------------------

On January 3, 2001, Travis Street Partners, LLC sent the form of letter included in this filing, with the applicable shareholder listed as addressee, to each of the shareholders listed below:

Mr. John C. Kornitzer
President
Kornitzer Capital Management,  Inc.
5420 W. 61st Place
Shawnee Mission KS 66205

Mr. J. Luther King,  Jr.
President
Luther B. King Capital Management
301 Commerce Street, Suite 1600
Fort Worth TX 76102

Mr. Michael T. Scardina
Vice President & CFO
Dimensional Fund Advisors,  Inc.
1299 Ocean Ave
11th Floor
Santa Monica CA 90401

Mr. John D. Race
Partner
DePrince Race & Zollo
201 S Orange Avenue
Suite 850
Orlando FL 32801

Mr. Eric E. Ryback
President
Ryback Management Corporation
7711 Carondelet Ave.
St. Louis MO 63105

Mr. Nelson Obus
Portfolio Manager
Wynnefield Capital Management LLC
450 Seventh Ave.
Suite 509
New York NY 10123

Mr. Matthew C. Rudolf
Managing Director
Summit Capital Management,  LLC
601 Union Street
Suite 3900
Seattle WA 98101

Mr. George Randall Hecht
CEO
RS Investment Management,  L. P.
388 Market Street
Suite 200
San Francisco CA 94111

TRAVIS STREET PARTNERS,  LLC                               910 Travis Street
                                                                  Suite 2150
                                                       Houston,  Texas 77002
                                                            fax 713 759 2040
                                                            TEL 713 759 2030
                                                www.travisstreetpartners.com
                                                ----------------------------


VIA COURIER

January 3, 2001

[Applicable Addressee]

RE:      AN INVESTMENT IN ICO,  INC.

Dear [Applicable Addressee]:

As you may be aware, Travis Street Partners, LLC ("TSP") recently purchased in excess of 5% of the common stock of ICO Inc. ("ICO" or the "Company"). As a result, TSP filed a 13D disclosure statement with the SEC, disclosing, among other items, that TSP has offered to buy ICO at a price of $2.85 per common share. The offer represents an 82% premium to ICO's closing price on the day prior to our offer and nearly three times the December low for the stock. Our 13D filing additionally disclosed that on December 8, 2000, TSP nominated three directors to the ICO board to run against ICO management's nominees.

You may also have been surprised to learn that ICO's Board of Directors summarily rejected our offer. We are writing to you and a few other major institutional shareholders today to explain why we believe our offer makes sense for ICO shareholders and why ICO was wrong to reject it.

TSP's analysis of ICO performance is quite straightforward. Since current management took control five years ago, shareholders and bondholders alike have witnessed an 80%+ reduction in tangible net worth per share and nearly an 80% reduction in market value of the Company's common stock. A host of other statistics and facts can be marshaled to support our position, which we will more fully present in our proxy materials. As a major investor in ICO, you may already be familiar with the startling failure of this management, represented by the husband-and-wife team of Dr. Asher O. Pacholder and Ms. Sylvia A Pacholder, 1% owners of ICO, and respectively the Company's chairman/CFO and president/CEO. This management group has turned $120 million of borrowed cash, raised through the issuance of Senior Notes, into a series of unsuccessful acquisitions which generate operating losses while providing a sinecure for Pacholder parents and children. In sum, while doing well for themselves, ICO's managers have dismally failed their investors.

Nonetheless, ICO's core assets have value. We believe that value can best be realized through a sale of the Company.

[Applicable Addressee]                                           January 3, 2001
                                                                     page 2 of 4


As Dr. Pacholder noted in his recent letter to us rejecting our all-cash offer, a proxy fight is time-consuming and expensive. We agree. Whatever the outcome, however, history shows that companies in proxy contests frequently wind up being sold. Thus, money spent on both sides of a proxy fight is simply money which lawyers and investment bankers, not shareholders, receive. Most important, there is no guarantee that shareholders will ultimately receive a price any higher than the initial offer.

This said, we were astounded when ICO's Board summarily rejected our all-cash offer at $2.85, a substantial premium to market. A friendly acquisition leaves more cash for the shareholders, and it provides a better potential future for ICO employees and stakeholders. Protracted takeover battles for a small company like ICO can scar the business irrevocably, ultimately impairing, not enhancing, shareholder value.

From the point of view of other shareholders, the cash and management attention consumed in a proxy fight represent a further squandering of corporate resources. A small proxy fight costs nearly as much as a big one. ICO has plenty of cash on hand, but that bankroll effectively represents the Company's only remaining tangible net worth. To survive in the future, ICO can ill afford to waste money on an extended battle which will only distract this Board from what should be its primary mission: maximizing shareholder value. That is important to us as well as to you. After all, Travis Street Partners is not just offering to buy ICO; we are also a substantial investor in the Company.

Prior to our filings, we met with Dr. Asher O. Pacholder, ICO's Chairman and CFO, and his wife, Ms. Sylvia A. Pacholder, ICO's president and CEO. We did not meet with Robin Pacholder, who manages ICO's plastic business, or with Tom D. Pacholder, who is additionally employed by the Company, or with David Gerst, who is Robin Pacholder's husband and incidentally the Company's general counsel. The Pacholders individually own about 1% of ICO's stock but also own another 2% through their ownership interest in Pacholder Associates, Inc., a junk bond advisory concern. However, through various stratagems, they apparently control about 25% of the Company's votes for election of the Board of Directors.

The Pacholders responded to our offer with a letter which dismissed the "process" they claimed we had demanded without addressing the financial merits of our proposal. Nor did the Pacholders start to talk with us about the terms and conditions under which they would consider a sale of ICO. A management focused on shareholder value, rather than self-entrenchment, would not have been so cavalier in dismissing an offer which provided such a large premium to shareholders.

As Dr. Pacholder wrote, we also believe it's good business and good common sense to avoid a costly and time-consuming proxy fight. We welcome and urge continuing dialogue with ICO to maximize shareholder value through a negotiated transaction in which everyone - especially shareholders - can emerge a winner.

We look forward to working with you and other ICO shareholders in the future as we attempt to realize value from our collective investment in ICO.

Very truly yours,

[Applicable Addressee]                                           January 3, 2001
                                                                     page 3 of 4



TRAVIS STREET PARTNERS,  LLC
by:  Timothy J. Gollin,  Manager


cc:      Steve Rubin - Weil Gotshal & Manges,  LLP













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

[Applicable Addressee]                                           January 3, 2001
                                                                     page 4 of 4

                                      *****

                         CERTAIN ADDITIONAL INFORMATION

The participants in any solicitation that may be represented by this letter (the "TSP Participants") are TSP and the following persons who are, or have funded capital contributions of, members of TSP: C. N. O'Sullivan; Timothy J. Gollin; Christopher P. Scully; A. John Knapp; James D. Calaway; Charles T. McCord, III; a joint venture between McCord and Calaway; John V. Whiting; Freeman Capital Management LLC; Robert Whiting; Randall Grace; R. Allen Schubert; and Stephen F. Martin. In aggregate, the TSP Participants beneficially own 1,138,300 shares of ICO's common stock, or 5.02% of such shares outstanding (based on ICO's Annual Report on Form 10-K for the fiscal year ended September 30, 2000). The TSP Participants currently intend to file a proxy statement with the Securities and Exchange Commission ("SEC") in connection with any solicitation that the TSP Participants may make with respect to ICO. The TSP Participants advise all ICO stockholders to read any such proxy statement when it is available because it will contain important information. Any such proxy statement will be available at no charge on the SEC's web site at http://www.sec.gov.














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